SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 TRIAN PARTNERS NOMINATES NELSON PELTZ FOR ELECTION TO PROCTER & GAMBLE BOARD

Files Preliminary Proxy Statement for P&G’s 2017 Annual Meeting

Shareholder Materials Available at RevitalizePG.com

NEW YORK, July 17, 2017—Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.3 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today filed a preliminary proxy statement with the Securities and Exchange Commission for the election of Nelson Peltz, its Chief Executive Officer and Founding Partner, to P&G’s Board of Directors at the 2017 Annual Meeting of Shareholders. As one of P&G’s largest shareholders, and given P&G’s disappointing results over the past decade, Trian has a keen interest in helping the Company address the challenges it is facing, which include:

Weak Total Shareholder Returns – Over the past decade, P&G has underperformed relative to both its peers and the S&P 500.1 Over a 10-year period, P&G’s total return to shareholders was less than half that of its peers and has been in the bottom quartile over most recent time frames.2 Trian believes P&G needs to address the factors contributing to this consistent underperformance, including:

Deteriorating Market Share – Over the past five years, P&G’s organic sales growth has decelerated and the Company has lost market share across most of its categories.3

•	Organic sales and volume growth have been well below that of traditional large-cap consumer packaged goods peers.
•	Disruptive and existential threats are impacting the entire consumer packaged goods industry, including changes in technology and consumer behavior, and P&G must act with the greatest possible urgency to address the market share it is losing to both its peers and smaller local competitors, who are adapting to industry changes more effectively than P&G.

Excessive Cost and Bureaucracy – P&G management acknowledges the need to reduce cost and bureaucracy,4 but it is clear to Trian that these critical issues have not been sufficiently addressed.

•	Trian’s analysis shows that P&G’s $10 billion cost-cutting program, launched in 2012, has had no discernible impact on profits or sales growth.

o	To the extent savings were reinvested to drive growth, there was little impact on organic volume growth, which was among the worst in class relative to peers from 2012 to 2016, and market shares declined.
o	Savings did not drive earnings growth given that operating profit was essentially flat from 2012 to 2016.[5]

•	Although P&G has stated that it has identified up to $13 billion of additional cost savings, given the Company’s track record, Trian is concerned that this initiative will be as ineffective as the 2012 program in driving sales growth, earnings growth and shareholder value creation.
•	P&G has an overly complex organizational structure and a slow moving and insular culture.

o	Structural and organizational bureaucracy prevents management from identifying and responding to commercial opportunities in a timely manner, hinders product innovation and dampens sales growth.[6]

While P&G leadership says they are addressing the underperformance issue, shareholders have heard similar promises in the past and results have not improved.  Trian believes P&G must take decisive action that goes above and beyond what P&G has presently committed to do.

Adding Nelson Peltz to the Board Will Help P&G Address These Challenges – Trian believes that Mr. Peltz’s significant expertise and long track record of working successfully with management teams and boards to turn around consumer companies and drive sustainable long-term shareholder value will be invaluable to P&G as it works to overcome its challenges.

•	At consumer companies where Mr. Peltz has served on the Board of Directors, earnings-per-share growth has outpaced the S&P 500[7] by an average of 780 basis points annually.[8]
•	Total shareholder returns at consumer companies where Mr. Peltz has served on the Board of Directors have outperformed the S&P 500 by an average of 880 basis points annually.[9]

Trian believes that P&G’s challenges stem in large part from its organizational structure and culture, which can be highly resistant to change. Therefore, it is Trian’s strong view that the addition of a motivated independent director that has a material ownership stake and relevant industry experience can be a valuable resource for overcoming the root causes of these challenges.

What Trian is NOT Pushing For – Trian believes strongly in P&G’s potential, and as a long-term shareowner, its objective is to create sustainable long term shareholder value for all P&G shareholders. That means Trian is:

•	NOT advocating for the break-up of the Company
•	NOT suggesting that the CEO be replaced
•	NOT seeking to replace directors
•	NOT advocating taking on excessive leverage
•	NOT seeking to cut pension benefits
•	NOT suggesting that research & development, marketing expense or capital expenditures be reduced

Trian has made the decision to nominate Mr. Peltz for election to the Board at the 2017 Annual Meeting so that he can act as a catalyst for faster and more significant change at P&G. In connection with this nomination, Trian has filed a preliminary proxy statement with the SEC and launched the website www.RevitalizePG.com, which contains a brief shareholder presentation and other materials.

“Trian believes the job of a highly engaged shareowner in the boardroom is to foster a true sense of ownership among directors and inspire the board to take decisive and timely action to create sustainable, long-term value for both the company and its shareholders,” said Mr. Peltz. “As a member of the Board, it would be my goal to help improve performance by increasing sales and profits and regaining lost market share. I also believe the Board must address the company’s structure and culture. I can add far more value operating within the P&G boardroom than by merely looking in from the outside.”

Wishing to avoid a proxy contest, Trian had numerous constructive meetings and discussions with P&G management and a few Board members over the course of the past four months. Trian is disappointed that the Company has rejected Trian’s request to expand the Board by adding Mr. Peltz, who would be a representative of all shareholders. Trian still hopes to avoid the distraction of a proxy contest for the sake of all constituencies. However, it feels compelled to advocate for the changes it believes are necessary at P&G in order to enhance long-term value and return P&G to its position as the best-in-class consumer packaged goods company in terms of growing both market share and financial performance. Should Mr. Peltz be elected to a seat on P&G’s Board at its Annual Meeting, as a director, his first action would be to propose that the Board immediately re-appoint to the Board whichever current director has not been re-elected.

Nelson Peltz’s Background and Experience

Nelson Peltz is the Chief Executive Officer & Founding Partner of Trian, a highly regarded investment management firm formed in 2005. Over the course of his career, he has served on a number of corporate boards, and is currently a director at Mondelēz International, Inc. (since January 2014), Sysco Corporation (since August 2015), The Madison Square Garden Company (since December 2014) and The Wendy’s Company, where is he non-executive Chairman (since 2007). If elected to the P&G Board, he intends to resign from at least one of his current boards.

Previously, Mr. Peltz has served as a director of Ingersoll-Rand plc (2012 to June 2014), H. J. Heinz Company (2006 until June 2013), Legg Mason, Inc. (2009 until December 2014) and National Propane Corporation (1996 to 1999), the managing general partner of National Propane Partners, L.P., where he was Chairman of the Board.

A native of Brooklyn, New York, Mr. Peltz began his business career in 1963 when he joined his family food business. In addition to founding Trian, he has served in senior management positions at various companies. From 1993 to 2007, he served as the Chairman and Chief Executive Officer of Triarc Companies, Inc. During that period, Triarc owned Arby's Restaurant Group, Inc. and acquired Snapple Beverage Group, as well as other consumer and industrial businesses. Mr. Peltz was also Chairman & Chief Executive Officer of Triangle Industries, Inc., a Fortune 100 industrial company and the parent of American National Can Company from 1983 until December 1988, when it was acquired by Pechiney, S.A. From 1984 until 1992, Mr. Peltz was Chairman, Chief Executive Officer and a director of Avery, Inc., which primarily engaged in the manufacture and sale of specialty chemicals through Uniroyal Chemical Company.

Mr. Peltz was recognized by the National Association of Corporate Directors (NACD) in 2010, 2011 and 2012 as among the most influential persons in the global Corporate Governance arena.

Mr. Peltz attended The Wharton School of the University of Pennsylvania.

More information about Trian and its thesis for constructive change at P&G can be found at: www.RevitalizePG.com.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P.

is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

George Sard/Margaret Popper/Kelsey Markovich

Sard Verbinnen & Co

(212) 687-8080

GSard@sardverb.com/MPopper@sardverb.com/KMarkovich@sardverb.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. Select figures presented in this press release have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Partners, together with other Participants, intend to file with the SEC a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2017 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in a preliminary proxy statement filed by Trian Partners and the other Participants with the SEC on July 17, 2017 and in any amendments to that preliminary proxy statement. Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting when they become available because they will contain important information, including additional information relating to the Participants. When completed and available, Trian Partners’ and the other Participants’ definitive proxy statement and a form of proxy will be mailed to shareholders of the Company. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Trian Partners and the other Participants with the SEC will also be available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (Shareholders call toll-free: 877-750-8338; Banks and Brokers call collect: 212-750-5833; or email (Requests for materials only): material@innisfreema.com).

NOTES

1 References to the S&P 500 throughout this press release refer to the S&P 500 Total Return Index, which includes the price changes of all underlying stocks and all dividends reinvested. S&P 500 data is obtained from Bloomberg using the SPX ticker with the inclusion of dividend re-investment.

2 Source: Capital IQ, SEC filings and annual reports. Total shareholder return of the S&P 500, the Company and its peers measured through June 15, 2017, one day before rumors surfaced of Trian seeking P&G Board representation. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. We believe this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

3 Source: Company SEC filings. The Company’s organic sales growth was 0% in FY2016 and 2% year-to-date in FY2017, compared with a compound annual growth rate of 4% for organic sales from FY2006 through FY2011. In addition, the Company’s volume growth has trailed the average volume growth of its peers which disclose this data in four out of the five most recently completed years (indicating a loss of market share).

4 As referenced above, P&G announced a goal to reduce costs by $10 billion dollars by 2016 at the Consumer Analyst Group of New York Conference held on February 23, 2013. In addition, P&G identified an additional savings opportunity of up to $13 billion at the Deutsche Bank Global Consumer Conference held on June 15, 2017.

5 Source: Company SEC filings. From FY2012 through FY 2016, the Company grew sales volumes at a compound annual growth rate of 0.6% and grew operating profit at a compound annual growth rate of -0.1%.

6 Trian believes that P&G’s organizational structure is overly “matrixed,” which we believe impedes growth by adding unnecessary complexity and cost. We understand that there are three overlapping organizational structures at P&G (Global Business Units as defined by category, Selling and Marketing Operations, and Corporate Functions), and in our view, these overlapping structures obscure accountability, increase bureaucracy and slow decision-making and impede sales growth and market shares.

7 We highlight the S&P 500 here only as a widely recognized index, however, for various reasons the performance of the index and that of Trian’s Engaged Consumer Investments (defined in footnote 8 below) may not be comparable. While Trian believes that earnings per share growth at Trian’s Engaged Consumer Investments was attributable in large part to the cumulative effects of the implementation of operational and strategic initiatives during the period of Trian’s active involvement and beyond, there is no objective method to confirm what portion of such growth was attributable to Trian’s efforts and what may have been attributable to other factors. This press release does not provide the performance of Trian’s funds or the performance of individual fund investments.

8 Represents average annual adjusted EPS growth outperformance in Trian’s “Engaged Consumer Investments versus the S&P 500’s annual EPS growth during the time that Trian held the investment. Trian’s Engaged Consumer Investments” includes all of Trian’s food, beverage, restaurant, and retail-focused portfolio companies across all of our equity investment vehicles since inception that were held for one year or longer and where Trian also (x) had a designee or nominee on the Board, (y) was a Schedule 13D filer, and/or (z) wrote a “white paper” and met with management. Such investments do not represent all of the investments purchased or sold for Trian’s clients and it should not be assumed that any or all of these investments were or will be profitable.

9 Represents average total shareholder return (TSR) outperformance for the relevant companies vs. the S&P 500’s TSR from the date of Trian’s first purchase through the earlier of June 20, 2017, or the last day that the company’s shares were publicly traded. The TSR analysis reflects the change in the stock price of each of Trian’s Engaged Consumer Investments plus the effect of dividends received over the relevant time period. The TSR outperformance figures should not be construed as an indication of the performance of the funds managed by Trian and it should not be assumed that any or all of Trian’s Engaged Consumer Investments were or will be profitable in any of the funds managed by Trian.